Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-47172, 333-44103, 333-35055, 33-64133, 33-64135, and 33-55730 of SED International Holdings, Inc. on Form S-8 of our report dated September 26, 2000 appearing in the Annual Report on Form 10-K of SED International Holdings, Inc. for the year ended June 30, 2001.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

October 15, 2001